Exhibit 1

NEWS RELEASE
LACLEDE GAS


                                     Contact:  Richard N. Hargraves
                                               (314) 342-0652
FOR IMMEDIATE RELEASE
July 6, 2001


Laclede Gas provides earnings guidance

    ST. LOUIS, MO - Laclede Gas Company (NYSE: LG) today announced earnings per share guidance for the remainder of fiscal year 2001.  Actual third quarter earnings will be announced July 26, 2001.

    Laclede expects fiscal year earnings to be 15% to 23% higher than last year, in the range of $1.58 to $1.68 per share.  Laclede earned $1.37 per share last year.  However, this is below Wall Street estimates, the consensus of which is $1.86, according to Thomson Financial/First Call.

    Reasons for the variance include higher carrying costs on natural gas purchased in the wholesale market prior to receiving payment from customers,

higher uncollectible expense resulting from last winter's record wholesale gas prices, expenses relating to the holding company formation and strategic planning initiatives, lower sales due to third-quarter weather that is about

40% warmer than normal, and increased distribution costs.

    Laclede expects third quarter results will show a quarterly loss in the range of $.20 to $.25 per share.  Last year, Laclede earned a $.02 profit in the third quarter, which resulted from higher income generated from our Gas

Supply Incentive Program (GSIP) and increased off-system sales opportunities.  This marked only the third time since 1990 that the Company had recorded a profit in its third quarter.  The nature of Laclede's core business - the distribution and sale of heating energy - requires us to maintain our distribution system year-round but generates most of our revenue within a few cold-weather months.  Therefore, we generally post losses in the warm spring and summer months that comprise the third and fourth quarters of our fiscal year.





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    Laclede Gas is the largest natural gas distribution company in Missouri,

serving 633,000 customers in St. Louis and surrounding counties in eastern

Missouri.

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    Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-Q for the year ended March 31, 2001, filed with the Securities and Exchange Commission.